Exhibit 99.1

NIC Earns 16 Cents Per Share in Fourth Quarter 2017 on Total Revenues of $83.5 Million; Exceeds High End of Annual Guidance

Company declares regular quarterly dividend of 8 cents per share

OLATHE, Kan.--(BUSINESS WIRE)--January 31, 2018--NIC Inc. (NASDAQ: EGOV), the leading provider of digital government services, today announced net income of $10.8 million and earnings per share of 16 cents on total revenues of $83.5 million for the three months ended December 31, 2017. In the fourth quarter of 2016, the Company reported net income of $13.6 million and earnings per share of 20 cents on total revenues of $78.3 million.

During the fourth quarter of 2017, the Company’s effective tax rate was 38 percent, compared to 19 percent in the fourth quarter of 2016. NIC’s effective tax rate in the current year quarter reflects a one-time charge totaling approximately $0.3 million to revalue the Company’s net deferred tax assets as of December 31, 2017 based on the anticipated reduction of NIC’s prospective effective tax rate resulting from the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017. This discrete tax item reduced earnings per share in the current quarter by approximately 1 cent. The Tax Act, among other changes, reduces the statutory federal corporate income tax rate from 35 percent to 21 percent, and the Company will begin receiving the benefit of the reduced rate starting January 1, 2018, which will be offset by changes in certain deductions, most notably the elimination of the domestic production activities deduction. Based on information currently available, the Company currently expects its effective tax rate, before any discrete items, to range from 24 to 25 percent in 2018. These tax-related estimates may differ from actual results due to change in interpretations of the Tax Act and assumptions made by the Company, as well as guidance that may be issued and actions the Company may take as a result of the Tax Act.

The lower effective tax rate in the prior year quarter was primarily attributable to favorable benefits related to the amendment of the Company’s fiscal 2014 and 2013 tax returns to include the Section 199 domestic production activities deduction. These discrete tax items increased earnings per share in the prior year quarter by approximately 3 cents.

Fourth Quarter 2017 Performance

Fourth quarter 2017 portal revenues were $78.4 million, a 7 percent increase over the fourth quarter of 2016. On a same state basis, portal revenues increased 6 percent over the prior year quarter. Same state revenues from Interactive Government Services (IGS) increased 13 percent over the prior year quarter, driven by a variety of transaction-based services including vehicle registrations and corporation filings, among others. Same state transaction-based revenues from Driver History Record (DHR) services were flat compared to the fourth quarter of 2016, while same state software development revenues decreased 27 percent from the prior year quarter, driven mainly by fewer time & materials projects across various NIC portal states.

Fourth quarter 2017 revenues from Illinois, the Company’s newest partnership, totaled $2.4 million in fixed-fee project revenues from the delivery of the first phase of an enterprise licensing and permitting platform. In the prior year quarter, revenues from the legacy Tennessee portal contract totaled $1.5 million, while revenues from the legacy Iowa portal contract totaled $0.2 million. As previously announced, the Company’s contract with the state of Tennessee expired on March 31, 2017, and the Company’s contract with the state of Iowa expired on November 30, 2016.

Software & services revenues were $5.1 million, up 1 percent from the fourth quarter of 2016, driven by an increase in transactional revenues from the federal Pre-employment Screening Program and other payment processing services.

NIC’s operating income increased 4 percent over the prior year quarter to $17.4 million for the fourth quarter of 2017, and the Company’s operating income margin was 21 percent in both the current and prior year quarters.

On January 29, 2018, the Company’s Board of Directors declared a regular quarterly cash dividend of 8 cents per share, payable to stockholders of record as of March 6, 2018. The dividend, which is expected to total approximately $5.4 million based on the current number of shares outstanding, will be paid on March 20, 2018, out of the Company’s available cash.

“We have a diversified portfolio of solutions that continued to drive healthy revenue growth,” said NIC Chief Executive Officer and Chairman of the Board Harry Herington. “I look forward to our focus on innovation continuing to build that portfolio in the future.”

Operational Highlights

During the fourth quarter, the state of Mississippi extended its contract with the Company for an additional two years, taking the agreement through December 2019. Recently, the state of Maryland extended its contract with the Company ahead of schedule with a one-year renewal taking the contract through August 2019.

In addition, the Company signed a new contract with Liens NC, LLC, a coalition of title insurance underwriters in North Carolina, to continue providing the online lien agent system, Liens NC, for another six years through April 2023.

More National Park Service locations recently joined the YourPassNow platform, including Yellowstone National Park, Everglades National Park, and Whiskeytown National Recreation Area. The National Park Service also signed a contract with the Company to make YourPassNow available to any location that would like to participate. The National Park Service currently manages 417 sites, with 118 charging entrance fees.

Full-Year 2017 Performance

Fiscal year 2017 total revenues rose 6 percent over the prior year to $336.5 million, and portal revenues grew 5 percent to $311.4 million, exceeding the high end of the Company’s total revenue and portal revenue guidance. Portal revenue growth in 2017 was driven by several IGS services, including vehicle registrations and corporate business filings, among others. On a same state basis, portal revenues were 6 percent higher than in 2016, with same state IGS transactional revenues up 11 percent for the year, and same state DHR revenues growing 1 percent. Same state time & materials revenues relating to portal software development decreased 29 percent for the year.

Software & services revenues for fiscal year 2017 were $25.2 million, up 20 percent from 2016, exceeding the high end of the Company’s software & services revenue guidance. The increase in software & services revenue was driven by an increase in revenues from the federal Pre-employment Screening Program and other payment processing services, and by a non-recurring spike in revenues from the sale of lifetime Senior Passes in the third quarter of 2017 through the YourPassNow digital park pass service, managed by NIC on behalf of the National Park Service. Demand for the lifetime Senior Pass increased significantly in July and August of 2017 due to a pending legislative price increase that became effective August 28, 2017.

Fiscal year 2017 operating income increased 1 percent to $78.3 million. NIC’s operating income margin was 23 percent for the year, down from 24 percent in the prior year.

NIC earned 77 cents per share in 2017, down from 84 cents per share in 2016, exceeding the high end of the Company’s 2017 earnings guidance of 72 cents per share. Results in 2017 include discrete tax items related to excess tax benefits generated upon the vesting of restricted stock awards, an increase in the previously estimated research and development tax credit for the 2016 and 2017 tax years, a release of reserves for unrecognized income tax benefits due to the expiration of statutes of limitations for certain tax years, and the aforementioned one-time charge to revalue the Company’s net deferred tax assets as of December 31, 2017 resulting from new tax laws. Combined, these discrete tax items increased earnings per share in 2017 by approximately 2 cents. Results in 2016 included discrete tax items related to the Section 199 domestic production activities deduction for the 2013 through 2016 tax years and an increase in the previously estimated federal research and development tax credit for the 2015 and 2016 tax years that when combined with other non-recurring tax adjustments, increased earnings per share in 2016 by approximately 10 cents.

Fourth Quarter Earnings Call and Webcast Details

On January 31, 2018, the Company will host a call to discuss its 2017 fourth quarter and full-year financial and operational results and to answer questions from the investment community. The call may also include a discussion of Company developments, and forward-looking and other material information about business and financial matters.

Dial-In Information

Wednesday, Jan. 31, 2018
4:30 p.m. (EST)
Conference ID:	6230623
Call bridge:	888-394-8218 (U.S. callers) or 323-794-2149 (international callers)
Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer
Robert Knapp, Chief Operating Officer

Webcast Information

To sign in and listen: The Webcast system is available at http://www.egov.com/investor-relations

A replay of NIC’s fourth quarter earnings call will be available by visiting http://www.egov.com/investor-relations.

About NIC

NIC Inc. (NASDAQ: EGOV) is the nation’s premier provider of innovative digital government solutions and secure payment processing, which help make government interactions more accessible for everyone through technology. The family of NIC companies has developed a library of more than 13,000 digital government services for more than 5,500 federal, state, and local government agencies. Among these solutions is the ground-breaking personal assistant for government, Gov2Go, delivering citizens personalized reminders and a single access point for government interactions. More information is available at www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements included in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include estimates, projections, the expected length of contract terms, statements relating to the Company’s business plans, objectives and expected operating results, statements relating to possible future dividends, and the assumptions upon which those statements are based. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements, including regional or national business, political, economic, competitive, social and market conditions, including various termination rights of the Company and its partners, the ability of the Company to renew existing contracts, and to sign contracts with new states, and federal and local government agencies, as well as possible data security incidents. You should not rely on any forward-looking statement as a prediction or guarantee about the future. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the sections titled “Risk Factors” and “Caution About Forward-Looking Statements” of the Company’s most recent Forms 10-K and 10-Q filed with the SEC. These filings are available at the SEC's web site at www.sec.gov. Any forward-looking statements made in this release speak only as of the date of this release. Except as required by applicable law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

NIC INC.
CONSOLIDATED STATEMENTS OF INCOME AND FINANCIAL SUMMARY
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues:
Portal revenues	$78,388	$73,291	$311,351	$296,998
Software & services revenues	5,084	5,051	25,157	20,917
Total revenues	83,472	78,342	336,508	317,915
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	48,246	45,409	191,572	180,287
Cost of software & services revenues, exclusive of depreciation & amortization	2,087	1,604	8,890	5,958
Selling & administrative	13,898	12,880	50,780	47,063
Depreciation & amortization	1,818	1,676	6,929	6,749
Total operating expenses	66,049	61,569	258,171	240,057
Operating income before income taxes	17,423	16,773	78,337	77,858
Income tax provision	6,583	3,129	26,723	22,025
Net income	$10,840	$13,644	$51,614	$55,833

Basic net income per share	$0.16	$0.20	$0.77	$0.84
Diluted net income per share	$0.16	$0.20	$0.77	$0.84

Weighted average shares outstanding:
Basic	66,270	65,981	66,209	65,913
Diluted	66,334	66,041	66,266	65,966

Key Financial Metrics:
Revenue growth - outsourced portals	7%	10%	5%	9%
Same state revenue growth - outsourced portals	6%	9%	6%	9%
Recurring portal revenue as a % of total portal revenues	97%	95%	97%	96%
Gross profit % - outsourced portals	38%	38%	38%	39%
Revenue growth - software & services	1%	7%	20%	11%
Gross profit % - software & services	59%	68%	65%	72%
Selling & administrative expenses as a % of total revenues	17%	16%	15%	15%
Operating income as a % of total revenue	21%	21%	23%	24%

Portal Revenue Analysis:
IGS	$48,007	$42,905	$192,200	$174,470
DHR	24,111	25,258	103,899	105,463
Portal software development	5,022	3,853	10,180	11,965
Portal management	1,248	1,275	5,072	5,100
Total portal revenues	$78,388	$73,291	$311,351	$296,998

NIC INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amount)
(Unaudited)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash	$160,777	$127,009
Trade accounts receivable, net	103,938	82,722
Prepaid expenses & other current assets	12,843	15,033
Total current assets	277,558	224,764
Property and equipment, net	10,306	9,726
Intangible assets, net	5,214	3,588
Deferred income taxes, net	667	2,307
Other assets	1,986	477
Total assets	$295,731	$240,862

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$88,920	$73,252
Accrued expenses	26,501	23,395
Other current liabilities	3,673	3,150
Total current liabilities	119,094	99,797

Other long-term liabilities	8,395	7,162
Total liabilities	127,489	106,959

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized, 66,271 and 65,982 shares issued and outstanding	7	7
Additional paid-in capital	111,275	106,669
Retained earnings	56,960	27,227
Total stockholders' equity	168,242	133,903
Total liabilities and stockholders' equity	$295,731	$240,862

NIC INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(In thousands)
(Unaudited)

			Additional
	Common Stock		Paid-in
	Shares	Amount	Capital	Retained Earnings	Total
Balance, January 1, 2017	65,982	$7	$106,669	$27,227	$133,903
Cumulative effect of adoption of accounting standard			$409	$(409)
Net income	-	-	-	51,614	51,614
Dividends declared	-	-	-	(21,393)	(21,393)
Dividend equivalents on unvested performance-based restricted stock awards	-	-	110	(110)	-
Dividend equivalents cancelled upon forfeiture of performance-based restricted stock awards	-	-	(31)	31	-
Restricted stock vestings	319	-	-	-	-
Shares surrendered and cancelled upon vesting of restricted stock to satisfy tax withholdings	(122)	-	(2,676)	-	(2,676)
Stock-based compensation	-	-	5,464	-	5,464
Shares issuable in lieu of dividend payments on performance-based restricted stock awards	5	-	-	-	-
Issuance of common stock under employee stock purchase plan	87	-	1,330	-	1,330
Balance, December 31, 2017	66,271	$7	$111,275	$56,960	$168,242

NIC INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve months ended
	December 31,
	2017	2016
		(as adjusted)
Cash flows from operating activities:
Net income	$51,614	$55,833
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	6,929	6,749
Stock-based compensation expense	5,464	5,997
Deferred income taxes	1,640	(886)
Provision for losses on accounts receivable	552	142
Loss on disposal of property and equipment	49	24
Excess tax benefits related to stock-based compensation	-	590
Changes in operating assets and liabilities:
(Increase) in trade accounts receivable, net	(21,769)	(2,501)
Decrease (increase) in prepaid expenses & other current assets	2,191	(2,449)
(Increase) in other assets	(1,509)	(51)
Increase in accounts payable	15,669	12,119
Increase in accrued expenses	2,251	2,136
Increase in other current liabilities	522	553
Increase in other long-term liabilities	1,233	2,903
Net cash provided by operating activities	64,836	81,159
Cash flows from investing activities:
Purchases of property and equipment	(4,771)	(5,646)
Proceeds from sale of property and equipment	7	8
Capitalized internal use software development costs	(3,565)	(2,576)
Net cash used in investing activities	(8,329)	(8,214)
Cash flows from financing activities:
Cash dividends on common stock	(21,393)	(43,301)
Proceeds from employee common stock purchases	1,330	1,114
Tax withholdings related to stock-based compensation awards	(2,676)	(2,137)
Net cash used in financing activities	(22,739)	(44,324)
Net increase in cash	33,768	28,621
Cash, beginning of period	127,009	98,388
Cash, end of period	$160,777	$127,009
Supplemental cash flow information:
Non-cash investing activities:
Capital expenditures accrued but not yet paid	$855	$273

Cash payments:
Income taxes paid, net of refunds	$21,303	$19,847
Cash dividends on common stock previously restricted for payment of dividend	$-	$36,456

CONTACT:
NIC Inc.
Angela Davied, 913-754-7054
Vice President, Corporate Communications
adavied@egov.com